Exhibit 99.2
Operator: Good day and welcome to the TranS1, Inc. Second Quarter 2008 Conference Call. Today’s conference is being recorded.
At this time I would like to turn the conference over to Mr. Mark Klausner of Westwicke Partners. Please go ahead, sir.
Mark R. Klausner, Managing Partner, Westwicke Partners
Thank you, operator. Joining us on today’s call are TranS1’s President and CEO, Rick Randall; and the company’s Chief Financial Officer, Mike Luetkemeyer.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks, Mark. Good afternoon and thank you for joining us today to discuss TranS1’s second quarter. On today’s call, I will discuss some of the key highlights of the quarter, and Mike will provide you with the details on our financial results and our updated guidance. I then would like to share with you some perspective on some of the key operating trends in our business, after which, we will take your questions.
Worldwide, 703 TranS1 procedures were performed, and we generated $6 million in revenue. Both of these numbers reflect significant increases in continued adoption from the comparable period a year ago. We made good progress operationally in the second quarter. We managed through some unplanned turnover in our sales force in the quarter. Despite this we finished the quarter with 42 direct sales reps, and since then we added our latest class of eight reps bringing our current total in the field to 50. We trained 64 physicians in the United States during the quarter and have continued to make progress in developing effective training programs to convert spine surgeons to users of our products.
Additionally, we trained 24 of our existing surgeons on the two-level procedure during the quarter. We successfully executed the limited release of our AxiaLIF two-level product in May. We have seen good initial traction in the market as 24 procedures were performed in May and June. We initiated clinical trials of our next generation PNR product in Europe and have implanted devices in four patients to date. We continue to make progress in developing the supporting evidence to proactively work with commercial payers to prospectively cover our physician’s access fee, and we participated in a series of specialty spine meetings including SAS and SpineWeek in May.
I would now like to turn the call over to Mike to review our first quarter financial results.
Mike Luetkemeyer, Chief Financial Officer
Thanks, Rick. In the second quarter of 2008, we generated revenue of $6 million. As we previously announced, this was lower than our second quarter guidance of 6.3 million to $6.5 million, but this does represent a 46% increase over the $4.1 million of revenue generated in the second quarter of 2007 and is comparable to the revenue generated in the first quarter of 2008.
For the second quarter of 2008, we generated 89% of our revenue or $5.3 million in the United States. In the comparable period in 2007, we generated 94% or $3.8 million of our revenue in the United States. During the second quarter of 2008, 541 procedures were performed in the United States utilizing TranS1 products. This represents a 33% increase over the 407 procedures performed in the second quarter of 2007, and an increase of eight procedures, or 2%, over the 533 procedures performed in the first quarter of 2008.
Our average selling price in the United States for the second quarter of 2008, excluding standalone sales of our percutaneous facet screw system, was $9,500. This represents an increase of $150 over the comparable period of last year and the first quarter of 2008. The increase in average selling price has primarily been driven by the continued traction of our AxiaLIF 360 product along with the limited release of our AxiaLIF two-level product in the second quarter of 2008.
For the second quarter of 2008, 213 of the 541 AxiaLIF procedures performed in the United States, or about 39%, were AxiaLIF 360 procedures, and 24 AxiaLIF two-level procedures were performed. As we discussed previously, a number of our surgeons utilized our percutaneous facet screws in spinal surgery cases that they performed apart from our procedure. For the second quarter of 2008, we generated revenue of $175,000 from these standalone sales of our percutaneous facet screw system, compared with $27,000 for the second quarter of 2007.
Gross margin was 80.9% for the second quarter of 2008. This represents an increase from 78.7% in the second quarter of 2007. The increase in gross margin was primarily the result of increased efficiencies associated with higher production and sales volumes and the addition of our AxiaLIF two-level procedure in the second quarter of 2008, partially offset by a higher proportion of lower margin sales outside the United States.
Turning to expenses, total operating expenses for the second quarter of 2008 were $10.8 million, an increase of $5 million from $5.8 million for the second quarter of 2007. The increase in operating expenses was primarily the result of higher sales and marketing costs of $3.4 million, due to the continued expansion of our direct sales force and increased commissions as a result of increased sales.
Additionally, general and administrative costs increased by $1.4 million, primarily due to the addition of personnel, increased legal and professional fees, and incremental stock compensation expense.
Other and interest income, which primarily consists of interest income, was $688,000 in the second quarter of 2008. This compares to $161,000 in the second quarter of 2007, and the increase was the result of interest income generated from the proceeds of our October 2007 IPO.
Our GAAP net loss for the second quarter was $5.3 million or $0.26 per share. On a non-GAAP basis, adjusting for non-cash stock compensation charges of $1.3 million in the quarter, our net loss was $4 million or $0.20 per share. This compares to our previously issued guidance for the second quarter on a GAAP basis of a loss of 0.19 to $0.21 per share and on a non-GAAP basis of a loss of 0.15 to $0.17 per share.
At the end of the quarter we had $73.5 million in cash, cash equivalents and short-term investments, and $14.2 million in investments with an initial maturity date greater than one year with no debt. Our operating cash burn for the second quarter, defined as cash used in operating activities and investment in fixed assets, was $3.9 million.
With regard to guidance, we anticipate revenue for the third quarter to be in the range of 6 to $6.3 million, and based on estimated shares outstanding for the quarter of approximately 20.5 million, the GAAP loss per share to be in the range of $0.24 to $0.26, and the non-GAAP loss per share to be in the range of $0.21 to $0.23.
For the total year 2008, we now anticipate revenue to be in the range of 25 million to $26 million, and based on estimated shares outstanding for the year of approximately 20.5 million, the GAAP loss per share to be in the range of $0.85 to $0.89, and the non-GAAP loss per share to be in the range of $0.69 to $0.73.
Rick, back to you.
Rick Randall, President and Chief Executive Officer
Thanks, Mike. Before we open the call up for questions, I’d like spend a few minutes providing some details on the key operating trends from the quarter. It goes without saying that we have spent a great deal of time over the past few months focused on our direct sales effort. Our most recent sales training class started this week. The addition of these eight reps puts us at 50 direct sales reps in the field. As we have discussed before, 60% of these reps have been hired since the beginning of this year and thus are not yet fully productive.

I came away from our recent sales management meeting encouraged by what our field managers are seeing in the field and the lessons we continue to learn and employ about how to most effectively convert surgeons to our procedure. We continue to expect that as we move through the balance of this year, the reps that we have hired in the first half will become significant contributors.
One of the things that we have done to manage the introduction of our new reps into the field is to build out our sales management capability. We currently have all eight of our regional manager slots filled. Additionally, in the second quarter, we’ve promoted two of our most experienced regional managers to the newly created position of area director, each with responsibility for four regions. These changes will allow us to have the resources in place to put additional focus on sales management and dissemination of best practices to the broader sales force.
On the surgeon training front, we continue to learn more each quarter about what is the most effective way to convert spine surgeons to our procedure. In the quarter, we trained 64 new surgeons as well as training 24 existing surgeons on our two-level procedure. The 64 new surgeons trained this quarter were lower than expected, primarily as result of some of the sales turnover that we experienced in the quarter. We believe that we will train approximately 150 to 160 new surgeons in the second half of the year and thus will have trained approximately 300 new surgeons in 2008. It is important to note that we are also dedicating a significant portion of our training capacity over the balance of this year to support our two-level launch. In addition to new surgeon training, we expect to train in the range of 75 to 100 of our existing surgeons on the two-level procedure by the end of 2008.
Our visiting surgeon program continues to be successful. However, we are seeing a trend that, as our reps get more experienced and confident, and they are accomplishing training very effectively at a local level. This is particularly true in situations where we are training surgeons in hospitals where we already have a surgeon user. Improving the effectiveness of our training and determining the most impactful manner in which to train new surgeons is a big focus of our area directors, regional managers and professional education department.
On the product front, we shared with you on the last call that we would be initiating our limited rollout plan for our new two-level AxiaLIF device in the second quarter, with a goal of completing 100 cases before full market launch. So far this release has gone very well. As of today, we have completed approximately 50 two-level cases and have seen the number of these cases increasing each month. To date, the clinical results from these cases have been good, and we are gaining important insights and perspective from our most experienced users on how to best introduce this product to the broader market. We believe that we remain on track to initiate our full market release in the fourth quarter.
We are planning a three-phase release on the two-level product. First, we have scheduled our full sales forces training session over a four-day weekend in September. We will then host a meeting for current AxiaLIF users in Las Vegas in early October to present data and train them on the two-level device. Finally at NASS, in mid-October, we will make a big push to educate, train both existing and new surgeons on the AxiaLIF technique.
The development of our next generation Percutaneous Nucleus Replacement device, or PNR, is progressing well in Europe. We have now successfully treated four patients. Our goal in this phase of study is to complete 10 cases prior to initiating a more definitive study. So far we have seen no major issues or device changes that might be needed. We will continue to watch these patients and do follow up imaging studies. We believe that we remain on track to begin our broader study in Europe in early 2009, and are beginning to recruit surgeons for this study and think about study design. I look forward to updating you on our progress as we move this product through trials.
On the reimbursement front, the AMA published the results from their meeting earlier this year, and as expected have assigned a Category III CPT code for AxiaLIF. This code will go into effect in January 2009.
Well, I guess we are back. Sorry for the technical difficulties, but I think I left off on the reimbursement update. So, again on the reimbursement front, the AMA published the results from their meeting earlier this year, and as expected has assigned a Category III CPT code for AxiaLIF. This code will go into effect in January 2009; this fall we can submit an application to graduate the code to Category I status in 2010. While CPT codes are important, they are not the only factor determining what our surgeons get paid. I’d like to update you on the progress that we are making on the commercial payer front to secured coverage and payment for our surgeons regardless of the type of CPT code available for billing.
There are three important steps that we took in the quarter to help our surgeons win coverage decisions. First, we hired a consulting group in Boston to reach out to private payers to determine what is most important to them in paying for fusion surgery. They found that results, for example, fusion rates, infection and/re-operation rates, not the access route or the alphabet soup of fusion procedures, is the key determinant of coverage, and thus no real impediment exists for us to get coverage.
Second, we now have a number of articles with clinical data that have been accepted for publication in peer reviewed journals that can be used with the payers to determine or to demonstrate that our procedure delivers positive patient outcomes with fusion rates equivalent to the current standard of care.
Finally, we have new economic data that was recently presented at an instructional learning course on AxiaLIF at the IMAST meeting in Hong Kong, which showed improved patient outcomes and favorable cost benefits to the healthcare system when MIS technology platforms are adopted. The surgeon who made this presentation is preparing a technology assessment with us that we can use to illustrate the benefits of AxiaLIF in conjunction with peer reviewed publications for commercial insurance companies.

Our plan remains, in concert with high volume surgeon users, to continue to approach payers in the second half of this year in some key markets to win prospective coverage decisions, and we feel comfortable that we can move more of these payers to a definitive decision regardless of current CPT coding recommendations.
Additionally, as we work to achieve coverage with payers at the policy level, we will support our current and new users with a dedicated hotline aimed at facilitating coverage and payment at the local level. This combination of activities will ensure patients and surgeons continue to have the same level of access to the AxiaLIF procedure.
The second quarter was relatively busy in terms of medical meetings. In May, we attended EuroSpine/SpineWeek in Geneva. During this event, we formally launched our two-level device in Europe, as well as having our single level device featured in three presentations or training sessions.
In May, we also attended SAS in Miami where we conducted a limited two-level launch and training, and Dr. Jonathan Hyde performed the first two-level procedure in the United States, which was broadcast live over the Internet and was narrated by Dr. William Tobler.
Additionally, we had a good meeting at the Spine Technology Education Group event in June in Cabo San Lucas. At this meeting Dr. Scott Kitchel from Orthopedics Spine Associates in Eugene, Oregon presented for the first time multi-centered results from patients treated on an outpatient basis. The results showed safety and reproducibility in five centers from six months to 30-month follow up, including significant improvement in pain scores and fusion rates between 90 and 95%.
Finally, at the IMAST conference held recently in Hong Kong, we were featured in two podium presentations and two workshops, including the patient outcome and economic presentation referenced above. The third quarter is not a particularly busy one in terms of meetings. The CNS meeting will take place in September in Orlando, although this is not a major meeting for us.
I’d now like to open up the call for questions. Operator? Margaret?
Operator: Thank you, Mr. Randall. Ladies and gentlemen, the question and answer session will be conducted electronically. [Operator Instructions]. And we will go to Doug Schenkel of Cowen & Company.
Q – Doug Schenkel
Hi, good afternoon, and thanks for taking my questions. Let me start with OUS procedure volumes. It looks like you guys did about 110 in the quarter, could you just give us some details on how this compared to performance the last few quarters?
A – Mike Luetkemeyer

Yes. Doug this is Mike. Our case volume outside the US was actually in the second quarter about 162; that’s up from Q1 volume of about 140, and Q2 of ‘07, we had done 50 cases outside the US. So the volume has picked up pretty substantially year-over-year and quarter-over-quarter on case volume outside the US.
Q – Doug Schenkel
And is there anything new going on there, I mean is that – should we expect that type of sequential growth, I guess Q3 is usually a slower quarter in Europe, but beyond that I mean is this – would you expect this trend to continue?
A – Mike Luetkemeyer
Yeah, actually Q3 is a sort of seasonally slow quarter for our business and particularly slow outside the US; as you know in Europe, it’s very slow in this quarter. But beyond that, I would expect to continue to get good uptake on our procedure outside the US and continued sequential volume growth beyond Q3.
Q – Doug Schenkel
Okay. Now bringing it back to some domestic-based questions, keeping in mind the pre-announcement and understanding that a major driver to that was the unexpected turnover in the quarter, any details you could provide on how procedure volumes held up in regions that were not affected by the turnover assuming that certain regions were more affected than others?
A – Rick Randall
Yeah, Doug, I think in general, in areas where we had no turnover, I think we saw quarter-to-quarter growth in procedures. So where we got hit the hardest is in the areas where we just didn’t have people to cover the existing case load that we had worked to establish. Now, I am pleased to say that since we’ve brought people back on in those territories that we have seen some of those surgeons who disappeared during that time back treating patients. The next push will be to get those new reps effective again in bringing new surgeons on, new case volume, and obviously with our existing surgeons to move them to expand their indications and treat more patients, especially with two level now in line to contribute there.
Q – Doug Schenkel
Yeah, and then another question on the pre-announcement. I mean, it’s clear you guys weren’t expecting to lose the folks that you lost, and those losses demonstrated that you are a bit susceptible to that type of turnover in any given quarter, or so it would seem. The fact that you are actually able to effectively quickly scramble to hire about 10 more sales people than you planned in the first half demonstrated that you can hire folks pretty quickly if needed. Is there any reason to think about maybe building out the sales force a little bit more aggressively given how important it seems to be to gain scale in both the eyes of surgeons as well as in the eyes of the investment community?
A – Rick Randall

Yes, Doug, that’s a topic where you could imagine we spent a fair amount of time over the last 60 days, and we had, as I mentioned, the sales management meeting which took place a little over a week ago, and actually, next week, we’re picking up with the area directors back here to put in place the program to get ahead of that and remedy the effects of that if it happens again. And over time, we will lose people, and we will determine that some people need to — we need to change some territories. So our goal is to be able to manage shortfall through that transition.
Next week we’ll have a couple of specific plans we put in place where there’s a number of potential remedies. But suffice it to say that we will start to get ahead of the curve with people that we will bring on in addition to the 50 we now have. So that if we do have an unexpected turnover, that we’ll be able to plug and play trained experienced people to at least take care of case coverage, if not continue to work some magic on advancing the growth in those markets while we make a replacement hire.
Q – Doug Schenkel
Okay. So...
A – Rick Randall
There’s one other, that also bridges to one other item that we discussed; I think I alluded to this on the last call, that this past quarter in a couple of our high performing territories we started to see a tapering-off of growth, and that’s, this is kind of a good problem to have in that those representatives are spending the vast majority of their time in the procedures, servicing those procedures, which negates time spent in bringing on new surgeons.
We are also looking at ways and next week hopefully finalize some ways in those markets to free those folks up without breaking that important bond with those high volume surgeons to maintain and continue to grow those cases, especially in light of the two-level device being available, so that we can refresh their time to put them in place to do what they most effectively can do, which is sell. I mean no one can sell this procedure better than someone who spends, is in 20 cases a month and fully realizes the benefit and the impact of this operation to the patient and to the surgeons who practice it. So we want to free them up to again allow them to do what they do best, which is selling the surgeons under this technique.
Q – Doug Schenkel
That’s helpful. Just one follow up, and I’ll get in the queue. Just to be clear, are you thinking about actually expanding head count?
A – Rick Randall
Yes.
Q – Doug Schenkel
Okay. Thank you.

Operator: We will now go to Matt Miksic with Piper Jaffray.
Q – Matt Miksic
Hi, thanks for taking the questions.
A – Mike Luetkemeyer
Hi Matt.
Q – Matt Miksic
Can you hear me okay?
A – Mike Luetkemeyer
Yes. Can you hear me?
A – Rick Randall
I don’t think we’ve been dropped again.
Q – Matt Miksic
I don’t think so, so I’ll try to talk fast. So a couple of questions on the sales force. Just wanted to understand how you think about goals for sort of annualized sales productivity for the folks that you have as they get more seasoned over time. I don’t know if you can help us think about that over by the end of this year, by the end of next year, or after being on for two years, what’s sort of the average run rate for a good seasoned rep?
A – Mike Luetkemeyer
Matt, this is Mike. We’ve really never laid out a number like that because we do have a hybrid model where we tend to marry direct reps up with a distributor in a marketplace, and the productivity out of any particular rep will depend on the size of the market, the strength of the distributor, how many distributor employees are supporting that rep, and so it’s going to be different by market depending on whether they’re working with a distributor or alone, what size of the market is, and how prevalent that distributor is in that market. So it’s hard to give a number for that as an answer.
Q – Matt Miksic
Okay. Well, I mean assuming that some of the folks that are coming into the second half of the year and contributing, as Rick, you mentioned earlier in the call, is it fair to say that whatever that sales productivity is on average for your total sales force is likely to sort of moderate a little bit in the second half as you start bringing some of these folks who’ve been on for may be just now nine months? So I would imagine they are kind of at the shallow end of the curve and – compared to the guys who’ve been there for a year, year-and-a-half. Is that fair to say?
A – Rick Randall
Well, I don’t know if that’s exactly where we’re at. I think we have kind of the classic bell-shaped curve, and those who’ve been with us for some time, over a year, some of those folks are now contributing on their own without even a distributor network, in the neighborhood of 15 to 20, upwards to 20 cases per month. So if you look at that as what we would strive to achieve, as we see maturation of the bulk of the, the main bell of that curve as they move into that kind of a year-plus tenure, you could see especially with the future ASP mix driven by the add-on of the two-level device, you could start to see territories that would get into the, approaching the $2 million range.
But those are outliers right now, and we’d like to see that a number we talk more about over the course of 2009 or so, but that’s what we ought to target frankly, and then obviously if we can find effective ways to take those people and make them more effective with new surgeons, there’s potential we could even go north of that. So I look at it as that’s what we’d like to see our territories mature to over time.
Q – Matt Miksic
And that’s very helpful. And as I think about the kind of reps that you are hiring, given that you are partnering them with independent distributors, I mean, the more common spine and orthopedic model is to leverage primarily independent distributors, almost exclusively independent distributors, I guess, would be the norm. Is the fact that you are looking for the sort of more, I don’t know if they are more Kyphon-like sales reps, is that what makes it sort of more important as you sort of pick and choose through the folks that you are talking to and maybe a little bit more difficult to expand by five or 10 at a time with good new high quality reps?
A – Rick Randall
Yeah, I think on the last call, I think someone asked a question, what kind of profile do we use to hire reps, and I still believe that even as the territories mature, the real heavy lifting with this job, and this is not an easy sell. But it’s impressive when you see someone become confident at doing this job how effective they can be not only with a new surgeon of bringing them onboard to treat and to treat more often, but even with an existing surgeon that they have established a baseline of success and comfort with this procedure, and they see the results, and they get comfortable that it’s a safe and easy procedure for them to do.
Then we move them on to more complex spine, which means we expand the indications. We now move into two-level cases or deformity cases or spondylolisthesis cases, which are a little more difficult to address, but we’ve already established the clinical baseline that those patients to do well. Actually those patients do better with this operation than the alternatives. So we need to continue to focus on reps who can sell the concept of taking this technology to where it ultimately is most effective, which is in more and more complex patients.
Q – Matt Miksic Okay, and couple just on the international front, if I may. You have some stocking in your numbers last quarter. I don’t know if I missed it this quarter, but was there anything like that in Q2?
A – Mike Luetkemeyer

Well, Matt, in Q1 we had a little over $300,000 in stocking orders OUS. In Q2, it was about $75,000. So it was much lower in terms of stocking orders, and sequentially the revenue in or outside the US was sequentially down quarter-over-quarter as a result of those lower stocking orders, but the volumes — the case volumes continued to build nicely.
Q – Matt Miksic
Okay, and that’s, I saw that in the numbers.
A – Mike Luetkemeyer
Yes.
Q – Matt Miksic
I mean is that sort of — if we want to think about what stocking is, I guess we hit a normalizes rate at some point, but is it sort of like kind of $1 million or $2 million a year what it takes to get new distributors up and running and give them the inventory that they need?
A – Mike Luetkemeyer
Well, the way we think about it is, as we add countries and we add distributors, we have something called a small, medium, and large distributor. So it depends on the size of the market and the size of the market in the country. But once we penetrate most of the countries in Europe pretty substantially, then obviously the stocking orders in Europe will begin to fall off, and it will be repeatable case volume. Hopefully by that time we will be moving into Asia in a big way and continue those stocking orders. So the market in Asia is even bigger than the market in Europe, and stocking orders could grow as we grow outside of Europe.
Q – Matt Miksic
Okay.
A – Rick Randall
The one caveat there, Matt, this is Rick Randall, is the recent IMAST meeting in Hong Kong further demonstrated the potential demand for these products in the Asia-Pacific region. Up until this point in time, we focused exclusively on Australia, and we did recently hire an Asia-based sales manger, formerly from Kyphon, by the way, to help us move those markets along. But the large markets, there in particular Japan, China and Korea, there is going to be some regulatory hurdles, some greater than others, that we need to start working through before we see those stocking orders.
But we’re on it now with our first employee in that part of the world, and frankly we are quite enthusiastic about that market, because as we’ve seen it in Europe, for whatever reason, the markets – the physicians outside the country seem to be less — have less obstacles to this operation. They seem to be more open to this operation at the onset, and we’ve seen in Europe the adoption of this product very early on without a lot of direct rep exposure to — I’d say a little bit easier than what we see in the US.

Q – Matt Miksic
Great. And just one — just quick thing on the international again, is the mix, if you could help us understand whether the mix of procedures over there, what it looks like across 360 and standalone and are you doing any facet screws there at all?
A – Mike Luetkemeyer
We are not doing a lot of 360’s outside the US. There is not a lot of facet screw usage yet; we would like to see that grow. So it’s mostly the standalone single level and some two-level. And as we mentioned in the script, we formally launched the two-level recently in Europe, so we expect that began to get good traction.
And Matt just to give you a little more clarity around the next quarter, we do not anticipate significant stocking orders in the third quarter outside the US, and as I said earlier, the third quarter is a seasonally slow quarter for us, and particularly slow in Europe. And so in setting the guidance, we are thinking in terms of a sequential reduction in total revenue OUS and a sequential increase in revenue in the US, driven we think mostly by the good early traction we’re getting in two-level. So that’s kind of the way we are thinking about the third quarter.
Q – Matt Miksic
Great, that’s helpful. And thanks again for taking the questions.
A – Mike Luetkemeyer
Thank you.
Operator: And we’ll go to Michael Matson of Wachovia.
Q – Michael Matson
Hi, I was wondering if you could give us an update on the timing of the PNR in the US, I mean I realize that’s in the very, very early stages over in Europe, but is the idea to get the product approved or get a CE mark over in Europe first and then build some clinical experience there and then bring it into the US, or would you be doing some of that maybe in parallel?
A – Rick Randall
Yes, Michael. Let me kind of take you through that sequentially. Right now, as we stated, we are in this feasibility stage with this variation of the PNR based on the original PNR design and the clinical experience there. And the goal is to wrap up about 10 of these patients, monitor these implants very closely and then proceed to a more robust trial starting in Europe. Then in parallel with those results, we will file for a CE mark. If all goes well, the goal would be that we would file this fall, and hopefully have the CE mark around the end of the year or early next year, and then start the very careful marketing of the product in Europe in 2009.

The main reason for that is, is that the world has not seen a nucleus replacement device commercially available yet, and I think by taking advantage of the more efficient regulatory process in Europe, we can learn a lot from actually marketing this device, which could help us determine other types of clinical trials, including the trial in the US that we may want to design, what end points we want to bake in based on how we see this being realized commercially in Europe.
Now relative to the US, we are also going to take that data from the clinical trial or the early feasibility trial and go to the FDA and try to work with them on getting a definitive IDE, and if we are successful, we’ll obviously start to treat patients in the United States as soon as we secure an IDE. If all went perfectly to plan, we would be able to merge the patients under protocol in Europe with the patients under protocol in the United States and eventually file a PMA in this country, but now I’m extending a little bit out there, so that’s the plan, and we will keep you posted as we walk down those tracks.
Q – Michael Matson
Okay. And then, you talked about what you are doing with reimbursement for the physicians; can you give us an update on the progress with AxiaLIF as an outpatient procedure and any reimbursement progress there in terms of getting the actual procedure itself paid for?
A – Rick Randall
Yes, any outpatient reimbursement that’s been established in this country has been established locally between surgeons who have actually taken this to the outpatient clinic and their local payers. We have a handful of sites in the United States where that’s the case. The company has not yet approached payers on a definitive outpatient-type coding, and we will not do that until we knock down the basic coding for the inpatient procedure and work through the payers on that. And then, an obvious extension of those efforts would be to take payers where we do have surgeons who are either doing outpatient or are interested in taking this to the outpatient clinic and then moving them to an outpatient-type reimbursement as well.
Q – Michael Matson
Okay. And what would you say that when you talk to your sales force, the biggest objections that they are hearing these days from surgeons are in terms of wanting to try the AxiaLIF?
A – Rick Randall
I think it remains the same as it has been since 2003 when we showed what they thought was this crazy idea to the initial surgeon in the United States, and that is, it’s two things, it’s not direct line of sight. They do not visualize; they are using a fluoroscopy for the entire visualization doing this procedure, which with the exception of kyphoplasty, it was foreign to them, and there were no fusion procedures where they did not have some level of direct visualization.

And probably more than that is that we are asking them without the benefit of an access surgeon or the need to go to an access surgeon, like a general or a vascular surgeon, to manipulate devices in and around the peritoneum, and that was again kind of foreign territory to them, and I still think that for those who’ve never done this procedure, those are the main concerns. That if I heard a surgeon at the Cabo San Lucas meeting when asked about overall minimally invasive operations in fusion why surgeons have not adopted it, and this is a 40-something surgeon who said, “Listen, why should I do it if my patients are doing well, I know the result I am going to deliver to my patients is a good result, and I don’t need to look for my next patient.”
But what was interesting is a follow-on that surgeon in Boston said that his group practice has now brought on two new surgeons, one of them by the way who is doing AxiaLIF now in Boston, because they recognize and finally kind of accepted the fact that minimally invasive spine surgery was not going to go away and that rather than them taking the risk to learn it, they brought it into their practice by bringing partners in who could do the procedure, and then they’re referring their patients who desire more of a single-day surgery, if they are going to have a fusion operation, they are moving them over to those surgeons.
So I think that’s our largest hurdle, is we are getting better at it. It’s abating over time; but to this day, it remains as it did in 2003. Those are the two main issues, and we are getting better it getting around those issues, and obviously the more surgeons we have doing this, and the more word of mouth and data that is available, those barriers over time are reduced.
Q – Michael Matson
Okay. And then one really quick question just to clarify something you’ve said earlier in the call. On the training numbers that you gave, I am assuming that 64 doctors that you trained does not include the 24 that you trained on the two-level, right?
A – Rick Randall
Exactly, yes.
Q – Michael Matson
Okay. That’s all I’ve got. Thank you.
A – Mike Luetkemeyer
Thank you, Mike.
Operator: And Mr. Randall, there are no further questions. I’d like to turn it back over to you for any closing remarks.
Rick Randall, President and Chief Executive Officer
Well, I’d like to thank everyone for taking the time to join us on our call today. And while the second quarter presented us with some challenges, I remain very enthusiastic about our products, our clinical results and the overall market opportunity. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress. Take care.
Operator: Ladies and gentlemen that does conclude today’s conference. We thank you for your participation. You may now disconnect.